Li-Cycle Reports Second Quarter 2024 Operational and Financial Results, Including Record Quarterly Revenue

Highlights
•Continued to work closely with U.S. Department of Energy (“DOE”) on key technical, financial and legal workstreams to advance towards definitive financing documentation for a loan for gross proceeds of up to $375 million;
•Largest customer source of revenue in 1H 2024 was a leading U.S.-headquartered vertically integrated EV and battery manufacturer with a substantial global EV market share;
•Record quarterly revenue of $8.4 million, representing a 133% year-over-year increase;
•Selling, general & administrative ("SGA") expenses decreased 39% year-over-year to $15.3 million, mainly due to the Company's cost reduction initiatives;
•Exploring financing and strategic options to increase near-term liquidity;
•Advanced go-forward strategy for Rochester Hub project execution plan for proposed mixed hydroxide precipitate (“MHP”) scope, and refined cost estimates with the local market; and
•Continuing to review and optimize Spoke network, including transitioning the Ontario Spoke from operational pause to closure.
TORONTO, ONTARIO (August 8, 2024) – Li-Cycle Holdings Corp. (NYSE: LICY) ("Li-Cycle" or the “Company"), a leading global lithium-ion battery resource recovery company, today announced financial results and business updates for its second quarter ended June 30, 2024.

“During the second quarter of 2024, we continued to work closely with the U.S. Department of Energy on key technical, financial and legal workstreams to advance towards reaching an agreement on definitive financing documentation, execution thereof, and satisfying conditions precedent for loan disbursements,” said Ajay Kochhar, Li-Cycle’s President and CEO. “We have advanced the go-forward strategy for the Rochester Hub project and gained continued commercial traction across our business to build on our position as a leading global recycling partner."

Financing and DOE Loan Update

Li-Cycle continues to work closely with the DOE on key technical, financial and legal workstreams to advance toward reaching an agreement on definitive financing documentation, execution thereof, and satisfying conditions precedent for loan disbursements, including obtaining additional financing required by the Company to fund a base equity contribution and account funding requirements before drawing down on the DOE Loan.

In addition, the Company is also exploring financing and strategic alternatives to increase near-term liquidity.

Rochester Hub Project

Li-Cycle continued its comprehensive review of its Rochester Hub project, including advancing the go-forward strategy of the project execution plan for the proposed MHP scope. The Company has also refined its cost estimates with the local market as part of its evaluation of the total project cost estimate for the MHP scope, which remains unchanged at approximately $960 million.

Commercial Highlights

Li-Cycle continued to gain commercial traction during the second quarter and focused on the processing of EV battery packs to leverage the processing capabilities of the Company’s Generation 3 Spokes. Approximately 40% of the Company’s global feedstock in Q2 2024 were EV battery packs and four of its top five customers were among the largest global EV OEMs.

During the first half of 2024, Li-Cycle's largest customer source of revenue was a U.S.-headquartered vertically integrated EV and battery manufacturer with a substantial global EV market share. In Q2 2024, the Company announced a recycling partnership with Daimler Truck North America and widened its commercial footprint in Europe for feedstock to the Germany Spoke.

Review of Q2 2024 Financial Results

The Company achieved record total revenue of $8.4 million, a 133% increase from total revenue of $3.6 million in 2023. Total revenue includes revenue from product sales, which take into account the impact of non-cash fair value pricing adjustments, and recycling services. The total revenue increase was mainly due to higher recycling services revenue of $3.2 million, versus $0.5 million in 2023. Product revenue also increased, which was largely due to favorable fair value pricing adjustment of $0.2 million, versus an unfavorable adjustment of $1.7 million in the prior year.

Total cost of sales decreased 4% to $19.4 million versus $20.2 million in 2023. Total cost of sales includes costs attributable to product sales and recycling services. The reduction in total cost of sales was primarily due to a 11% decrease in costs attributable to product sales, partially offset by an increase in costs attributable to recycling services. Cost of sales attributable to product sales decreased as a result of lower black mass production, partially offset by increased operational costs associated with repair and maintenance activities.

SG&A expenses decreased 39% to $15.3 million versus $24.9 million in 2023, primarily due to decreased recurring personnel costs driven by restructuring initiatives implemented since the pause of construction at the Rochester Hub.

Other income increased to $18.7 million, compared to $10.9 million in the same period last year, primarily due to favorable fair value adjustments of the Company’s financial instruments offset by an increase in interest expense.

Net loss improved to $8.2 million, compared to $31.9 million in 2023, which was primarily due to the decrease in SG&A and other expense.

Adjusted EBITDA1 loss improved to $23.4 million, compared to an adjusted EBITDA loss of $41.3 million in 2023. This was largely driven by the decrease in SG&A, cost of sales, and higher revenue partially offset by restructuring fees.

The Company incurred capital expenditures of $15.4 million in the six months ended June 30, 2024 compared to capital expenditures of $164.9 million in the same period last year primarily due to the pause of construction at the Rochester Hub. The capital expenditures consisted of payments made for equipment and construction materials purchased during previous periods for the Rochester Hub and Germany Spoke.

Balance Sheet Position

As of June 30, 2024, Li-Cycle had cash and cash equivalents of $57.0 million, compared to $109.1 million at March 31, 2024. The decrease was primarily driven by changes in working capital and investing activities partially offset by lower SG&A.

Webcast and Conference Call Information

On Thursday, August 8, 2024, at 8:30 a.m. Eastern Time, Company management will host a webcast and conference call to provide a business update including a review of these results. The related presentation materials for the webcast and conference call will be made available on the investor section of the Li-Cycle website: https://investors.li-cycle.com/overview/default.aspx

Investors may listen to the conference call live via audio-only webcast or through the following dial-in numbers:

Domestic: (800) 579-2543
International: (203) 518-9814
1 Adjusted EBITDA is not a recognized measure under U.S. GAAP. See the Non-GAAP Financial Measures section of this press release for a description of how Adjusted EBITDA is calculated and a reconciliation of Adjusted EBITDA to net income (loss)

Participant Code: LICYQ224
Webcast: https://investors.li-cycle.com

A replay of the conference call/webcast will also be made available on the Investor Relations section of the Company’s website at https://investors.li-cycle.com.

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is a leading global lithium-ion battery resource recovery company. Established in 2016, and with major customers and partners around the world, Li-Cycle’s mission is to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. The Company leverages its innovative, sustainable and patent-protected Spoke & Hub Technologies™ to recycle all different types of lithium-ion batteries. At our Spokes, or pre-processing facilities, we recycle battery manufacturing scrap and end-of-life batteries to produce black mass, a powder-like substance which contains a number of valuable metals, including lithium, nickel and cobalt. At our future Hubs, or post-processing facilities, we plan to process black mass to produce critical battery-grade materials, including lithium carbonate, for the lithium-ion battery supply chain. For more information, visit https://li-cycle.com/.

Investor Relations & Media
Louie Diaz
Sheldon D'souza
Investor Relations: investors@li-cycle.com
Media: media@li-cycle.com

Results of Operations Summary1

	Three months ended June 30,			Six months ended June 30,
$ millions, except per share data	2024	2023	Change	2024	2023	Change
Financial highlights
Revenue	$8.4	$3.6	$4.8	$12.6	$7.2	$5.4
Cost of sales	(19.4)	(20.2)	0.8	(37.3)	(39.3)	2.0
Selling, general and administrative expense	(15.3)	(24.9)	9.6	(45.9)	(47.6)	1.7
Research and development	(0.6)	(1.3)	0.7	(0.5)	(2.2)	1.7
Other income (expense)	18.7	10.9	7.8	(73.8)	13.6	(87.4)
Income tax	—	—	—	—	(0.1)	0.1
Net loss	(8.2)	(31.9)	23.7	(144.9)	(68.4)	(76.5)
Adjusted EBITDA[1] loss	(23.4)	(41.3)	17.9	(50.8)	(79.2)	28.4
Loss per common share - basic and diluted	(0.36)	(1.45)	1.09	(6.44)	(3.08)	(3.37)
Net cash used in operating activities	$(37.3)	$(38.7)	$1.4	$(72.0)	$(63.8)	$(8.2)

As at	June 30, 2024		December 31, 2023		Change
Cash and cash equivalents
Cash and cash equivalents balance[2]	$57.0		$70.6		$(13.6)
1 Adjusted EBITDA is a non-GAAP financial measure and does not have a standardized meaning under U.S. GAAP. Refer to the section titled "Non-GAAP Financial Measures" below, including a reconciliation to comparable U.S. GAAP financial measures.
2    Excludes restricted cash of $9.6 million as of June 30, 2024, and restricted cash of $9.7 million as of December 31, 2023.

Non-GAAP Financial Measures
Adjusted EBITDA (loss)

Li-Cycle reports its financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company makes references to certain non-GAAP measures, including adjusted EBITDA (loss). These measures are not recognized measures under U.S. GAAP, do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those U.S. GAAP measures by providing a further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under U.S. GAAP.

Li-Cycle defines Adjusted EBITDA as earnings before depreciation and amortization, interest expense (income), income tax expense (recovery) adjusted for items that are not considered representative of ongoing operational activities of the business and items where the economic impact of the transactions will be reflected in earnings in future periods. Adjustments relate to fair value loss on financial instruments, debt extinguishment loss and certain non-recurring expenses. Foreign exchange (gain) loss is excluded from the calculation of Adjusted EBITDA. The following table provides a reconciliation of net loss to Adjusted EBITDA (loss).

	Three months ended June 30,		Six months ended June 30,
Unaudited - $ millions	2024	2023	2024	2023
Net loss	$(8.2)	$(31.9)	$(144.9)	$(68.4)
Income tax	—	—	—	(0.1)
Depreciation and amortization	2.6	2.0	6.8	3.9
Interest expense	15.6	0.1	27.1	1.2
Interest income	(0.9)	(4.2)	(1.5)	(9.2)
EBITDA (loss)	$9.1	$(34.0)	$(112.5)	$(72.6)
Debt extinguishment loss	—	—	58.9	—
Restructuring fees[1]	2.2	—	13.7	—
Fair value gain on financial instruments[2]	(34.7)	(7.3)	(10.9)	(6.6)
Adjusted EBITDA (loss)	$(23.4)	$(41.3)	$(50.8)	$(79.2)
1Restructuring charges include: expense related to the workforce reduction approved by the Board on March 25, 2024 which provided certain executives and non-executives with contractual termination benefits as well as one-time termination benefits; Special Committee retainers; professional fees, including legal fees incurred as a result of the three shareholder suits, and the mechanic’s liens filed following the construction pause at the Rochester Hub; and expenses related to the implementation of the Cash Preservation Plan.
2Fair value gain on financial instruments relates to convertible debt.

Cautionary Notes - Forward-Looking Statements and Unaudited Results
Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this press release include but are not limited to statements about: additional financing required to fund a base equity contribution and account funding requirements before drawing down on the DOE loan; and Li-Cycle's ability to explore financing and strategic alternatives to increase liquidity.

These statements are based on various assumptions, whether or not identified in this communication, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects, including paused projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to obtain financing on acceptable terms; the success of Li-Cycle's cash preservation plan; the outcome of the go-forward strategy of the Rochester Hub; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; expectations related to the outcome of future litigation; general economic conditions; currency exchange and interest rates; compensation costs; and inflation. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle and are not guarantees of future performance. Li-Cycle believes that these risks and uncertainties include, but are not limited to, the following: Li-Cycle’s inability to develop the Rochester Hub as anticipated or at all, and other future projects including its Spoke network expansion projects in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products; risk and uncertainties related to Li-Cycle’s ability to continue as a going concern; Li-Cycle’s insurance may not cover all liabilities and damages; Li-Cycle’s reliance on a limited number of commercial partners to generate revenue; Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting; and risks of litigation or regulatory proceedings that could materially and adversely impact Li-Cycle’s financial results. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the sections entitled "Item 1A. Risk Factors" and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Li-Cycle’s Performance” in its Annual Report on Form 10-K and the sections entitled "Part II. Other Information—Item 1A. Risk Factors" and “Part I. Financial Information—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Li-Cycle’s Performance” in its Quarterly Reports on Form 10-Q, in each case filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission in Canada. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this press release.

Unaudited condensed consolidated interim balance sheets
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	June 30,	December 31,
	2024	2023

Assets
Current assets
Cash and cash equivalents	$57.0	$70.6
Restricted cash	9.6	9.7
Accounts receivable, net	5.7	1.0
Other receivables	1.5	1.9
Prepayments, deposits and other current assets	21.4	56.2
Inventories, net	9.1	9.6
Total current assets	104.3	149.0

Non-current assets
Property, plant and equipment, net	697.8	668.8
Operating lease right-of-use assets	89.9	56.4
Finance lease right-of-use assets	—	2.2
Other assets	7.9	9.6
	795.6	737.0
Total assets	$899.9	$886.0

Liabilities
Current liabilities
Accounts payable	$103.6	$134.5
Accrued liabilities	26.1	17.6
Deferred revenue	0.6	0.2
Operating lease liabilities	9.3	4.4
Total current liabilities	139.6	156.7

Non-current liabilities
Accounts payable	6.3	—
Deferred revenue	5.3	5.3
Operating lease liabilities	85.6	56.2
Finance lease liabilities	—	2.3
Convertible debt	426.4	288.1
Asset retirement obligations	1.0	1.0
	524.6	352.9
Total liabilities	$664.2	$509.6

Equity
Common stock and additional paid-in capital Authorized unlimited shares, Issued and outstanding - 22.5 million shares at June 30, 2024 (22.2 million shares at December 31, 2023)	652.5	648.3
Additional paid-in capital
Accumulated deficit	(416.5)	(271.6)
Accumulated other comprehensive loss	(0.3)	(0.3)
Total equity	235.7	376.4
Total liabilities and equity	$899.9	$886.0

Unaudited condensed consolidated interim statements of operations and comprehensive loss
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the three months ended June 30, 2024	For the three months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023

Revenue
Product revenue	$5.2	$3.1	$7.1	$6.2
Recycling service revenue	3.2	0.5	5.5	1.0
Total revenue	8.4	3.6	12.6	7.2

Cost of sales
Cost of sales - Product revenue	(17.9)	(20.2)	(34.9)	(39.3)
Cost of sales - Recycling service revenue	(1.5)	—	(2.4)	—
Total cost of sales	(19.4)	(20.2)	(37.3)	(39.3)
Selling, general and administrative expense	(15.3)	(24.9)	(45.9)	(47.6)
Research and development	(0.6)	(1.3)	(0.5)	(2.2)
Loss from operations	$(26.9)	$(42.8)	$(71.1)	$(81.9)

Other income (expense)

Interest income	0.9	4.2	1.5	9.2
Interest expense	(15.6)	(0.1)	(27.1)	(1.2)
Foreign exchange gain (loss)	(1.3)	(0.5)	(0.2)	(1.0)
Fair value gain on financial instruments	34.7	7.3	10.9	6.6
Debt extinguishment loss	—	—	(58.9)	—

	$18.7	$10.9	$(73.8)	$13.6

Net loss before taxes	$(8.2)	$(31.9)	$(144.9)	$(68.3)
Income tax	—	—	—	(0.1)
Net loss and comprehensive loss	$(8.2)	$(31.9)	$(144.9)	$(68.4)

Net loss and comprehensive loss attributable to
Shareholders of Li-Cycle Holdings Corp.	(8.2)	(32.0)	(144.9)	(68.3)
Non-controlling interest	—	(0.1)	—	(0.1)

Loss per common share - basic and diluted	$(0.36)	$(1.45)	$(6.44)	$(3.08)

Unaudited condensed consolidated interim statements of cash flows
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the six months ended June 30,
	2024	2023
Operating activities
Net loss for the period	$(144.9)	$(68.4)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	4.2	6.9
Depreciation and amortization	6.8	3.9
Foreign exchange loss on translation	—	0.4
Fair value (gain) on financial instruments	(10.9)	(6.6)
Bad debt expense	—	1.1
Inventory write downs to net realizable value	(0.2)	(0.2)
Loss on write off of fixed assets	0.1	—
Interest and accretion on convertible debt	27.1	1.2
Interest paid	(0.3)	—
Debt extinguishment loss	58.9	—
Non-cash lease expense	(0.5)	(0.1)
	(59.7)	(61.8)
Changes in working capital items:
Accounts receivable	(4.7)	2.3
Other receivables	0.4	5.0
Prepayments and deposits	(2.3)	(12.1)
Inventories	0.8	5.3
Deferred revenue	0.4	5.4
Accounts payable and accrued liabilities	(6.9)	(7.9)
Net cash used in operating activities	$(72.0)	$(63.8)

Investing activities
Purchases of property, plant, equipment, and other assets	(15.4)	(164.9)
Net cash used in investing activities	$(15.4)	$(164.9)

Financing activities
Proceeds from convertible debt	75.0	—
Payments of transaction costs	(1.3)	—
Purchase of non-controlling interest	—	(0.4)
Net cash provided (used in) by financing activities	$73.7	$(0.4)

Net change in cash, cash equivalents and restricted cash	(13.7)	(229.1)
Cash, cash equivalents and restricted cash, beginning of period	80.3	517.9
Cash, cash equivalents and restricted cash, end of period	$66.6	$288.8

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$12.6	$9.8
Supplemental information:
Bad debt recovery	$1.0	$—